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Memory Pharmaceuticals Reports First Quarter 2007 Financial Results
MONTVALE, N.J., May 10, 2007/PR Newswire — First Call/ — Memory Pharmaceuticals Corp. (Nasdaq: MEMY), a biopharmaceutical company focused on the discovery and development of innovative drug candidates for the treatment of a broad range of central nervous system (CNS) conditions, today reported its financial results for the three months ended March 31, 2007.
“Our clinical objectives for 2007 include the completion of our ongoing proof-of-concept trials for MEM 1003 and MEM 3454, and we’ve made good progress during the first quarter of 2007 toward achieving these objectives,” said Jim Sulat, President and Chief Executive Officer. “Since the beginning of the year, we’ve initiated our Phase 2a Alzheimer’s disease trial for MEM 3454, and we recently announced that we had completed enrollment in our Phase 2a clinical trial of MEM 1003 in Alzheimer’s disease. We look forward to reporting top-line data from both trials in the fourth quarter of this year.”
For the quarter ended March 31, 2007, the Company reported a net loss of $8.9 million, or $0.13 per share, compared to a net loss of $8.2 million, or $0.22 per share, for the same period in 2006. Net loss for the quarter ended March 31, 2007 includes a non-cash charge of $0.8 million related to share-based payments accounted for in accordance with Statement of Financial Accounting Standards 123R, “Share-based Payments” (SFAS 123R) and EITF Issue No. 96-18. For the quarter ended March 31, 2007, after removing the effect of the charge related to SFAS 123R, the Company’s non-GAAP net loss was $8.0 million, or $0.11 per share. For the quarter ended March 31, 2006, after removing the effect of the charge related to SFAS 123R and the unrealized loss on the warrants issued in the Company’s 2005 private placement, the Company’s non-GAAP net loss was $5.2 million, or $0.14 per share. A reconciliation of GAAP to non-GAAP results is presented in the tables at the end of this press release.
Prior to January 1, 2007, the fair value of the warrants issued in the Company’s 2005 private placement was required to be classified as a liability on the Company’s Balance Sheet, with the change in fair value recognized in the Company’s Statement of Operations as unrealized gains or losses. Pursuant to the adoption of a recent accounting pronouncement, as of January 1, 2007, the carrying value of these warrants was reclassified to the equity section of the Company’s Balance Sheet.

For the quarter ended March 31, 2007, the Company reported revenue of $2.7 million, compared to revenue of $2.8 million for the same period in 2006. Revenue relates to the Company’s two agreements with Hoffmann La-Roche, one of which is for the development of PDE4 inhibitors and the other for the development of nicotinic alpha-7 agonists, and the Company’s agreement with Amgen for the development of PDE10 inhibitors. This revenue includes the amortization of upfront non-refundable fees and milestone payments, in addition to payments received for research and development funding.
Research and development expenses for the quarter ended March 31, 2007 were $9.9 million compared to $6.8 million for the same period in 2006. This increase included $2.7 million in increased expenses associated with the clinical development of MEM 1003 and MEM 3454 and a $0.6 million increase in external research support costs for these programs. The increase was partially offset by a $0.2 million decrease in lab supply costs, as well as a $0.1 million reduction in personnel and personnel-related costs.
General and administrative expenses for the quarter ended March 31, 2007 were $2.3 million, compared to $2.2 million for the same period in 2006. This increase included $0.3 million in personnel-related costs, offset by a reduction of $0.2 million in legal and patent fees.
At March 31, 2007, the Company had cash, cash equivalents and marketable securities of $53.8 million, compared to $51.3 million at the end of 2006. The Company expects that its existing cash, cash equivalents and marketable securities, together with payments required to be made under its collaboration agreements, should be sufficient to fund operating expenses, repayment of equipment notes and capital equipment requirements into the second half of 2008.
First Quarter Highlights and Recent Developments
—MEM 3454
Commenced Phase 2a Trial of MEM 3454 for Alzheimer’s disease. In March 2007, Memory Pharmaceuticals announced that it had dosed the first subject in its Phase 2a trial of MEM 3454, its lead nicotinic alpha-7 receptor partial agonist, in Alzheimer’s disease. The Company plans to announce top-line results from this trial in the fourth quarter of 2007.
—MEM 1003
Completed Enrollment in Phase 2a Trial of MEM 1003 in Alzheimer’s Disease. In April 2007, the Company announced that it had completed enrollment in its Phase 2a trial of MEM 1003 in Alzheimer’s disease. Memory Pharmaceuticals plans to announce top-line results from this trial in the fourth quarter of 2007.
Announced Top-line Data from Phase 2a Trial of MEM 1003 in Bipolar Disorder. In March 2007, the Company announced results of the Phase 2a study of MEM 1003 in acute mania in bipolar disorder. MEM 1003 did not prove to be effective for the treatment of bipolar mania, although it was safe and generally well-tolerated in the study. The Company conducted the trial with funding support from The Stanley Medical Research Institute.
— Financial Position
Secured $10.0 Million Debt Financing. In March 2007, the Company closed a $10.0 million term loan agreement with Hercules Technology Growth Capital, Inc. Under the agreement, Hercules advanced $6.0 million to the Company, and Memory Pharmaceuticals has the option to request up to an additional $4.0 million during the period from September 15, 2007 through December, 31, 2007. In conjunction with the Loan Agreement, the Company issued Hercules a five-year warrant to purchase 598,086 shares of its common stock at an exercise price per share of $2.09.
Raised $5.0 Million Through Warrant Call. In February 2007, the Company accelerated the exercise period of the warrants issued in its 2006 private placement. Warrants to purchase an aggregate of 7,058,042 shares of common stock were issued in the 2006 private placement at an exercise price of $1.33 per share. As of March 5, 2007, all of the warrants issued in the 2006 private placement had been exercised, some on a cashless basis, resulting in gross proceeds to the Company of $5.0 million in the first quarter of 2007.
Conference Call and Webcast Information
Memory Pharmaceuticals will hold a conference call on Thursday, May 10, 2007, at 9:00 a.m. EDT to discuss the Company’s first quarter 2007 financial results. The conference call will also be broadcast live from the “Investors” section of the Company’s website. Memory Pharmaceuticals’ senior management will host the conference call. Investors and other interested parties may access the call as follows:

Date:	Thursday, May 10, 2007
Time:	9:00 a.m. EDT
Telephone (U.S.):	800.435.1398
Telephone (international):	617.614.4078
Participant Passcode:	30377239
Webcast:	http://www.memorypharma.com under the “Investors” section
An audio replay of the conference call will be available from 11:00 a.m. EDT on Thursday, May 10, 2007, until Thursday, May 17, 2007. To access the replay, please dial 888.286.8010 (U.S.) or 617.801.6888 (international) and enter passcode number 55643908. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.
About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as

Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

MEMORY PHARMACEUTICALS CORP.
CONDENSED STATEMENTS OF OPERATIONS AND NON-GAAP ADJUSTMENTS
(in thousands — except share and per share information)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenue	$2,690	$2,780

Operating expenses:

Research and development	9,851	6,843

General and administrative	2,253	2,238

Total operating expenses	12,104	9,081

Loss from operations	(9,414)	(6,301)

Change in fair value of warrants	—	(2,260)

Interest income, net	551	382

Net loss before income taxes	(8,863)	(8,179)

Income taxes	—	2

Net loss	$(8,863)	$(8,181)

Basic and diluted net loss per share of common stock	$(0.13)	$(0.22)
Basic and diluted weighted average number of shares of common stock outstanding	70,145,592	37,745,394

Non-GAAP adjustments:

Net loss	$(8,863)	$(8,181)

Unrealized (gain)/loss on warrants	—	2,260

Non-cash compensation charge associated with share-based payments	849	716

Non-GAAP net loss[1]	$(8,014)	$(5,205)

Non-GAAP basic and diluted net loss per share[1]	$(0.11)	$(0.14)

[1]	Excludes gains or losses on the warrants issued in the 2005 private placement and the expense associated with share-based payments.

MEMORY PHARMACEUTICALS CORP.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Cash, cash equivalents and marketable securities	$53,763	$51,323
Other current assets	3,294	1,397
Restricted cash	504	509
Deferred financing costs	438	—
Property and equipment, net	7,040	7,413

Total assets	$65,039	$60,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (excluding deferred revenue)	$10,070	$7,664
Warrant liability	—	8,724

Equipment notes payable, less current portion	268	345
Loan payable	5,074	—

Deferred revenue	19,632	20,707

Total liabilities	35,044	37,440
Stockholders’ equity	29,995	23,202

Total liabilities and stockholders’ equity	$65,039	$60,642